Exhibit 10.(ii)A(10)

MONTEREY COUNTY BANK

Supplemental Life Insurance Agreement

MONTEREY COUNTY BANK

SUPPLEMENTAL LIFE INSURANCE AGREEMENT

EFFECTIVE October 26, 2006

THIS SUPPLEMENTAL LIFE INSURANCE AGREEMENT (the “Agreement”) is adopted this 26th day of October, 2006, by and between MONTEREY COUNTY BANK, a state-chartered commercial bank located in Monterey, California (the “Bank”), and CHARLES T. CHRIETZBERG (the “Executive”).

The purpose of this Agreement is to retain and reward the Executive, by dividing the death proceeds of certain life insurance policies which are owned by the Bank on the life of the Executive with the designated beneficiary of the Executive. The Bank will pay the life insurance premiums from its general assets.

Article 1

Definitions

Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1           “Agreement 1” refers to the Survivor Income Agreement between the Bank and the Executive and the Split Dollar addendum thereto, all dated December 31, 1993.

1.2           “Agreement 2” refers to the Life Insurance Agreement Endorsement Method Split Dollar Plan Agreement between the Bank and the Executive, effective October 12, 1999, and the two amendments thereto dated August 15, 2001 and August 16, 2001, respectively.

1.3           Bank’s Interest” means the benefit set forth in Section 2.1.

1.4           “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive.

1.5           “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.6           “Board” means the Board of Directors of the Bank as from time to time constituted.

1.7           “Code” means the Internal Revenue Code of 1986, as amended.

1.8           “Executive’s Interest” means the benefit set forth in Section 2.2.

1.9           “Insurer” means the insurance company issuing the Policy on the life of the Executive.

1.10         “Net Death Proceeds” means the total death proceeds of the Policy minus the greater of (i) the cash surrender value or (ii) the aggregate premiums paid by the Bank.

1.11        “Plan Administrator” means the plan administrator described in Article 12.

1.12        “Policy” or “Policies” means the individual insurance policy or policies adopted by the Bank for purposes of insuring the Executive’s life under this Agreement.

1.13        “Separation from Service” means the termination of the Executive’s employment with the Bank for reasons other than death. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Bank and the Executive intended for the Executive to provide significant services for the Bank following such termination. A termination of employment will not be considered a Separation from Service if:

(a)           the Executive continues to provide services as an employee of the Bank at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(b)           the Executive continues to provide services to the Bank in a capacity other than as an employee of the Bank at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such less period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).

1.14        “Vested Insurance Benefit” means the Bank will provide the Executive with continued insurance coverage from the date of vesting until death, subject to the forfeiture provisions detailed in Section 3.2 and Article 6. Article 3 explains how the Executive achieves vested status.

Article 2

Policy Ownership/Interests

2.1           Bank’s Interest. The Bank shall own the Policies and shall have the right to exercise all incidents of ownership and, subject to Article 4, the Bank may terminate a Policy without the consent of the Executive. The Bank shall be the beneficiary of the remaining death proceeds of the Policies after the Executive’s Interest is determined according to Section 2.2 below.

2.2           Executive’s Interest. The Executive, or the Executive’s assignee, shall have the right to designate the Beneficiary of an amount of death proceeds as specified in Section 2.2.1 or 2.2.2. The Executive shall also have the right to elect and change settlement options with respect to the Executive’s Interest by providing written notice to the Bank and the Insurer.

2.2.1        Death Prior to Separation from Service. If the Executive dies while employed by the Bank, the Executive’s Beneficiary shall be entitled to a benefit equal to one hundred percent (100%) of the Net Death Proceeds minus the benefit amounts paid to the Executive’s beneficiary pursuant to Agreement 1 and Agreement 2.

2.2.2        Death After Separation from Service. If, pursuant to Article 3, the Executive has a Vested Insurance Benefit at the date of death, the Executive’s Beneficiary shall be entitled to a benefit equal to the Net Death Proceeds minus the benefit amounts paid to the Executive’s beneficiary pursuant to Agreement 1 and Agreement 2. If the Executive has not achieved a Vested Insurance Benefit on the date of death, the Beneficiary will not be entitled to a benefit under this Agreement.

Article 3

Vesting

3.1           Vested Insurance Benefit. The Executive shall have a Vested Insurance Benefit equal to the amount specified in Section 2.2 at the earliest of the following events:

3.1.1       Attainment of age sixty-five (65) while in the employ of the Bank; or

3.1.2        Adoption, by the Board at its discretion, of a resolution entitling the Executive to the Vested Insurance Benefit in Section 2.2 under circumstances not otherwise addressed in this Section 3.1.

3.2           Forfeiture of Benefit. Notwithstanding the provisions of Section 3.1, the Executive will forfeit his Vested Insurance Benefit if: (i) the Executive violates any of the provisions detailed in Article 6; or (ii) the Executive provides written notice to the Bank declining further participation in the Agreement.

Article 4

Comparable Coverage

4.1           Insurance Policies. If the Executive has a Vested Insurance Benefit, the Bank may provide such benefit through the Policies purchased at the commencement of this Agreement, or may provide comparable insurance coverage to the Executive through whatever means the Bank deems appropriate. If the Executive waives or forfeits his right to the Vested Insurance Benefit, the Bank shall choose to cancel the Policies on the Executive, or may continue such coverage and become the direct beneficiary of the entire death proceeds.

4.2           Offer to Purchase. If the Bank discontinues a Policy while the Executive is employed by the Bank at the date of discontinuance or while the Executive has a Vested Insurance Benefit that has not been forfeited, the Bank shall give the Executive at least thirty (30) days to purchase such Policy. The purchase price shall be the fair market value of the Policy, as determined under Treasury Reg. §1.61-22(g)(2) or any subsequent applicable authority. Such notification shall be in writing.

Article 5

Premiums and Imputed Income

5.1           Premium Payment. The Bank shall pay all premiums due on all Policies.

5.2           Economic Benefit. The Bank shall determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive’s age multiplied by the aggregate death benefit payable to the Beneficiary hereunder. The “life insurance premium factor” is the minimum factor applicable under guidance published pursuant to Treasury Reg. § 1.61-22(d)(3)(ii) or any subsequent authority.

5.3           Imputed Income. The Bank shall impute the economic benefit to the Executive on an annual basis, by adding the economic benefit to the Executive’s W-2, or if applicable, Form 1099.

Article 6

General Limitations

6.1           Excess Parachute or Golden Parachute Payment. If the payments and benefits pursuant to this Agreement, either alone or together with other payments and benefits which the Executive has the right to receive from the Bank, would constitute an “excess parachute payment” under Section 280G of the Code, or would be a prohibited golden parachute payment pursuant to 12 C.F.R. §359.2 and for which the appropriate federal banking agency has not given written consent to pay pursuant to 12 C.F.R. §359.4, the payments and benefits pursuant to this Agreement shall be reduced, in the manner determined by the Executive in the case of the application of Section 280G of the Code, by the amount, if any, which is the minimum necessary to result in (i) no portion of the payments and benefits under this Agreement being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code, and (ii) no adverse consequence to the Bank under or pursuant to such banking regulations. All benefits payable under this Agreement shall also be subject to limitations or prohibitions imposed by subsequent changes or amendments to the cited laws and regulations except to the extent that any benefits payable under this Agreement are grandfathered or otherwise exempt or excluded from the change or amendment.

6.2           Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Executive shall forfeit any right to a benefit under this Agreement if the Bank terminates the Executive’s employment for cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of the Agreement. For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Bank.

6.3           Removal. Notwithstanding any provision of this Agreement to the contrary, the Executive’s rights in the Agreement shall terminate if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act (“FDIA”).

6.4           Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the insurance company denies coverage (i) for material misstatements of fact made by the Executive on any application for life insurance purchased by the Bank, or (ii) for any other reason; provided, however that the Bank shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

Article 7

Beneficiaries

7.1           Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefits payable under the Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other Agreement of the Bank in which the Executive participates.

7.2           Beneficiary Designation; Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Bank or its designated agent. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Bank’s rules and procedures, as in effect from time to time. Upon the acceptance by the Bank of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Bank shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Bank prior to the Executive’s death.

7.3           Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Bank or its designated agent.

7.4           No Beneficiary Designation. If the Executive dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Executive, then the Executive’s surviving spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made payable to the personal representative of the Executive’s estate.

7.5           Facility of Payment. If the Bank determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Bank may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Article 8

Assignment

The Executive may irrevocably assign without consideration all of the Executive’s Interest in this Agreement to any person, entity, or trust. In the event the Executive shall transfer all of the Executive’s Interest, then all of the Executive’s Interest in this Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder, and the Executive shall have no further interest in this Agreement.

Article 9

Insurer

The Insurer shall be bound only by the terms of its given Policy. The Insurer shall not be bound by or deemed to have notice of the provisions of this Agreement. The Insurer shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations or Policy interests as specified under this Agreement.

Article 10

Claims And Review Procedure

10.1         Claims Procedure. The Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

10.1.1     Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

10.1.2     Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

10.1.3     Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)           The specific reasons for the denial;

(b)           A reference to the specific provisions of the Agreement on which the denial is based;

(c)           A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)           An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e)           A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

10.2         Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

10.2.1     Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

10.2.2     Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

10.2.3     Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

10.2.4     Timing of Bank’s Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

10.2.5     Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)           The specific reasons for the denial;

(b)           A reference to the specific provisions of the Agreement on which the denial is based;

(c)           A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)           A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 11

Amendments And Termination

11.1         Non-Vested Insurance Benefit. Unless the Executive has a Vested Insurance Benefit pursuant to Section 3.1, the Bank may amend or terminate the Agreement at any time, or may amend or terminate the Executive’s rights under the Agreement at any time prior to the Executive’s death, by providing written notice of such to the Executive. In the event that the Bank decides to maintain the Policy after termination of the Agreement, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.

11.2         Vested Insurance Benefit. If the Executive has a Vested Insurance Benefit, the Bank may amend or terminate the Agreement only if: (i) continuation of the Agreement would cause significant financial harm to the Bank, (ii) the Executive agrees to such action, or (iii) the Bank’s banking regulator(s) issues a written directive to amend or terminate the Agreement.

Article 12

Administration

12.1         Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or persons as the Board may choose. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with this Agreement.

12.2         Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

12.3         Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

12.4         Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

12.5         Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the Base Salary of the Executive, the date and circumstances of the retirement, Disability, death or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

Article 13

Miscellaneous

13.1         Binding Effect. This Agreement shall bind the Executive and the Bank, their beneficiaries, survivors, executors, administrators and transferees and any Beneficiary.

13.2         No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an Executive of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an Executive nor interfere with the Executive’s right to terminate employment at any time.

13.3         Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of California, except to the extent preempted by the laws of the United States of America.

13.4         Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor company.

13.5         Notice. Any notice or filing required or permitted to be given to the Bank under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Monterey County Bank

601 Munras Avenue

Monterey, CA 93942

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

13.6         Entire Agreement. This Agreement, along with the Executive’s Beneficiary Designation Form, constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above.

EXECUTIVE:	MONTEREY COUNTY BANK

/s/ Charles T. Chrietzberg	By	/s/ Bruce N. Warner
Charles T. Chrietzberg		Bruce N. Warner
	Title	Executive Vice President

MONTEREY COUNTY BANK

Supplemental Life Insurance Agreement

BENEFICIARY DESIGNATION FORM

☐            New Designation

☒           Change in Designation

I, CHARLES T. CHRIETZBERG, designate the following as Beneficiary under the Agreement:

Primary:	100%
The Charles T. and Sandra G. Chrietzberg 1994 Revocable Living Trust dtd 8/30/94%
Charles T. Chrietzberg, Jr. and Sandra Gail Chrietzberg, CO-TTEES	%
Contingent:
%
%
%

Notes:

•      Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•      To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•      To name your estate as beneficiary, please write “Estate of [your name]  ”.

•      Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Name:	Charles T. Chrietzberg, Jr.

Signature:	/s/ Charles T. Chrietzberg, Jr.	Date:	October	26, 2006

SPOUSAL CONSENT (Required if Spouse not named beneficiary):

I consent to the beneficiary designation above, and acknowledge that if I am named beneficiary and our marriage is subsequently dissolved, the designation will be automatically revoked.

Spouse Name:	Sandra Gail Chrietzberg

Signature:	/s/ Sandra Gail Chrietzberg	Date:	October	26, 2006

Received by the Plan Administrator this                      day of                  ,  2

By:

Title: